PERFORMANCE CALCULATION

                COLONIAL INTERNATIONAL FUND FOR GROWTH - CLASS C



                             Inception Date: 7/1/94




                                          7/1/94 TO 10/31/97

                    Standard       Non-Standard     Standard     Non-Standard
                   ---------      ------------     ---------     ------------

Initial Inv.       $1,000.00      $1,000.00        $1,000.00     $1,000.00

Amt. Invested      $1,000.00      $1,000.00        $1,000.00     $1,000.00
Initial NAV           $10.09         $10.09           $10.06        $10.06
Initial Shares        99.108         99.108           99.404        99.404

Shares From Dist.      6.917          6.917            6.937         6.937
End of Period NAV      $9.68          $9.68            $9.68         $9.68

CDSC                   0.96%
Total Return           1.67%          2.63%            2.94%         2.94%


Average Annual
  Total Return         1.67%          2.63%            0.87%         0.87%